Exhibit 5.1
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601	June 10, 2014	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Four Oaks Fincorp, Inc.
6114 U.S. 301 South
Four Oaks, North Carolina 27524

Re:	Four Oaks Fincorp, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Four Oaks Fincorp, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (333-195047) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on April 4, 2014, as amended May 23, 2014 and June 10, 2014 (as may be further amended or supplemented, the “Registration Statement”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to shareholders of the Company in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, par value $1.00 per share (the “Common Stock”) of the Company (the “Rights Offering”). Pursuant to the Rights Offering, up to 26,633,385 shares of Common Stock (the “Shares”) may be issued and sold by the Company upon exercise of the Rights. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Articles of Incorporation of the Company, as amended, (iv) the Bylaws of the Company, (v) certain resolutions of the Board of Directors of the Company, (vi) the form of Rights, and (vii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for purposes of this opinion.

Four Oaks Fincorp, Inc.
May 23, 2014

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and, when issued and delivered in the manner described in the Prospectus against payment therefor, and upon the book entry of the Shares by the transfer agent for the Common Stock, will be validly issued, fully paid, and nonassessable.

The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the issuance of Shares upon exercise of Rights, or both. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We undertake no obligation to advise you of any changes in applicable law or any other matters that might come to our attention after the effective date of the Registration Statement that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the Prospectus, and any amendments or supplements thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell &     Jernigan, L.L.P.